Exhibit 10.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

THIRD AMENDMENT TO THE REVENUE INTEREST FINANCING AGREEMENT

This THIRD AMENDMENT TO THE REVENUE INTEREST FINANCING AGREEMENT (this “Amendment”), dated as of July 27, 2023 (the “Amendment Effective Date”), is entered into by and between Liquidia Technologies, Inc., a Delaware corporation (the “Company”), and Healthcare Royalty Partners IV, L.P.,  a Delaware limited liability partnership, as the sole Investor and Investor Representative under the Agreement (as defined below) (the “Investor Representative”), solely with respect to certain enumerated provisions in the Agreement described herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties entered into that certain Revenue Interest Financing Agreement, dated as of January 9, 2023 (as amended by the First Amendment to the Revenue Interest Financing Agreement dated as of April 17, 2023, and as amended by the Second Amendment to the Revenue Interest Finance Agreement dated as of June 28, 2023, the “Agreement”); and

WHEREAS, the Parties desire to effect the agreements, acknowledgements and amendments to the Agreement contemplated by this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Agreement to Pay Second Investment Amount.  The Investor Representative acknowledges and agrees that (a) by execution hereof it waives the requirements of Section 8.3(b) of the Agreement and (b) as of the Amendment Effective Date, it has received delivery of that certain Omnibus Responsible Officer’s Certificate dated as of the Amendment Effective Date and signed by a Responsible Officer of each Company Party (the “Second Closing Certificate”), which satisfies the conditions set forth in Section 8.6(c) of the Agreement. Based on the foregoing, the Investor Representative and the Company agree that as of the Amendment Effective Date, the Company has satisfied all of its obligations for the Second Closing to occur and the Investor will make payment of the Second Investment Amount to Company on July 27, 2023.
2.Amendments to Section 1.1.
(a)Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term in its entirety:

“ “Included Product Payment Amount” means, for each Calendar Quarter, if the Third Investment Amount has been funded, then (x) for any Calendar Quarter ending prior to January 1, 2026, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter, or (y) for any Calendar Quarter commencing on or after January 1, 2026, an amount equal to the greater of (A) the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter and (B) Five Million Dollars ($5,000,000), until such time as the Investor Representative has received Included Product Payment Amounts for the relevant Calendar Year for which determination is being made equal to Twenty Million Dollars ($20,000,000), in which case the amount set forth in clause (ii)(y)(A) shall apply for the balance of such Calendar Year.  For clarity, the Applicable Tiered Percentage used to calculate the Included Product Payment Amount for a given Calendar Quarter will be based on the aggregate Net Revenues billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year.  The Included Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit C.”

(b)Section 1.1 of the Agreement is hereby amended by adding the following defined term:

“ “Insurance Policy” means an insurance policy in a form and substance reasonably satisfactory to Investor Representative and the Company, whereby Investor would receive an amount equal to or greater than the Third Investment Amount if an Other Determination occurs.”

(c)Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term in its entirety:

“ “Quarterly Fixed Payments” means, with respect to any Calendar Quarter for which a payment is due under Section 3.1(a)(i), the amount equal to (a) Five Hundred Thousand Dollars ($500,000), plus (b) with respect to each Quarterly Payment Date following any Closing Date (other than the Initial Closing Date), an additional amount to reflect the increased Investment Amount on a ratable basis determined in a manner consistent with the example of such calculation set forth in Exhibit C, and plus (c) if the Third Closing Date has not occurred by June 30, 2025, Three Million Dollars ($3,000,000) as set forth in Section 3.1(a)(i). For clarity, the Quarterly Fixed Payments do not include the One-Time Fixed Payment.”

(d)Section 1.1 of the Agreement is hereby amended by deleting the defined term “Third Closing Notice”.
3.Amendment to Section 3.1(a). Section 3.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the following amounts to the Investor Representative as follows:

(i)On each Quarterly Payment Date, until the earlier of (A) subject to the proviso hereto, the Third Closing Date and (B) the date on which the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap, the Company shall pay the Quarterly Fixed Payments to the Investor Representative; provided that, if the Third Closing Date has not occurred prior to June 30, 2025, then the Company shall (1) continue the Quarterly Fixed Payments until such time as the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any)  equal to the Hard Cap, and (2) make a one-time payment of [***] to Investor Representative no later than July 30, 2025 (the “One-Time Fixed Payment”).

(ii)Following the Third Closing Date (in addition to any payments required under the proviso to Section 3.1(a)(i) in the event the Third Closing Date does not occur prior to June

30, 2025), on each Quarterly Payment Date, the Company shall pay the Included Product Payment Amount to the Investor Representative for the applicable Calendar Quarter until the earlier of (A) the date on which the Investor Representative has received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap and (B) the Legal Maturity Date.  If (1) the Investor Representative has not received payments (including, without limitation, any amounts received by the Investor pursuant to the Insurance Policy, if any) equal to the Hard Cap by the Legal Maturity Date (after giving effect to any payments made on the Legal Maturity Date) and (2) no Special Termination Event, Change of Control, Default or Event of Default has occurred or is continuing, the Company shall pay the Special Maturity Payment Amount on the Legal Maturity Date.  The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor Representative, and such payments shall be credited against the Hard Cap and the Under Performance Payments set forth in Section 3.1(b).  This Agreement shall be in full force and effect for the duration of the Payment Term.”

4.Amendment to Section 3.1(b)(i). The first sentence of Section 3.1(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)Following the Third Closing Date, if the Investor Representative has not received the applicable Minimum Multiple of the Investment Amount set forth below by the corresponding Reference Date set forth below, the Company shall, within thirty (30) days of the applicable Reference Date, make a cash payment to the Investor Representative equal to (i) the Minimum Multiple times the then-current Investment Amount, minus (ii) the aggregate of all payments of the Company in respect of the Total Fixed Payments, the Total Included Product Payments (including any Under Performance Payment or Generic Product Payment paid on or prior to such Reference Date) and any amounts received by the Investor pursuant to the Insurance Policy, if any, made to the Investor prior to such date (each, an “Under Performance Payment”).”

5.Amendment to Section 3.4. Section 3.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 3.4 Included Product Payment Reports and Record Retention.  On or prior to each Quarterly Payment Date occurring after the Initial Closing Date, the Company shall deliver to the Investor Representative (i) copies of any Third Party Report for the applicable Calendar Quarter, so long as the Company is able to obtain the prior written consent of the relevant Third Party to disclose such information to the Investor Representative, (ii) following the Third Closing Date, a written report of the amount of gross sales of the Included Product in each country during the applicable Calendar Quarter, an itemized calculation of Net Sales and Other Royalty Payments on a country-by-country basis and a calculation of the amount of the Included Product Payment Amount due under Section 3.1(a)(ii) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied thereto (if applicable) and a calculation of the Under Performance Payment and Generic Product Payment (if any) pursuant to Section 3.1(b), (iii) copies of the most recent quarterly statements for each Deposit Account, Securities Account, Commodities Account and other Deposit Account, Securities Account or Commodities Account of the Company and each other Company Party, and (iv) a Compliance Certificate relating to each of the items described in clauses (i), (ii) and (iii) of this sentence.  For five years after each sale of the Included Product made by the Company or any of its Affiliates, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Included Product Payment Amount paid pursuant to Section 3.1(a)(ii).  The Company shall use commercially reasonable efforts to include, in each contract of the Company or any of its Affiliates for the distribution, marketing or selling of Included Products entered into on or after the Initial Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to the Company all information necessary for the Company to comply with this Section 3.4 and calculate the Included Product Payment Amounts that are payable as set forth in this Agreement. The Company shall use commercially reasonable efforts to, within ninety (90) days of the Effective Date, obtain the consent of the relevant Third Party to share the Third Party Reports and the Third Party Information with the Investor Representative and the Investor.”

6.Amendment to Section 8.1(c). Section 8.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c)for the third Closing (the “Third Closing”), subject to the satisfaction of the conditions set forth in Section 8.4 and Investor Representative’s receipt of written notices from the Company and the Investor that Company has elected to receive, and Investor has elected to pay, the Third Investment Amount, on the date that is fifteen (15) Business Days following the satisfaction of the conditions set forth in Section 8.4 and Section 8.6(d) (the “Third Closing Date”); and”

7.Amendment to Section 8.4.  Section 8.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 8.4 Conditions to Third Closing.  The obligations of the Investor relating to the Third Closing shall be subject to (a) the Company’s election to receive, and the Investor’s election to pay, the Third Investment Amount, and (b) no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred or be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect).”

8.Amendment to Section 8.6(d).  Section 8.6(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d)At the Third Closing (should the Third Closing occur), the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Third Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the Organization Documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect;  (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction, and (C) certifying that no Bankruptcy Event with respect to the Company Party and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing; and

(ii)A certificate of a Responsible Officer of the Company Party certifying that (A) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Third Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or

“Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Third Closing Date or such other date, as applicable, (B) that the Fundamental Representations are true and correct in all respects on and as of the Third Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company Party may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Third Closing Date and (C) that the Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents; and

(iii)Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor Representative.

9.Amendment to Section 8.6(e).  Section 8.6(e)(i) and (ii) of the Agreement is hereby amended and restated as follows:

“(i)A certificate of a Responsible Officer of each Company Party (the statements made in which shall be true and correct on and as of the Fourth Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the Organization Documents of the Company Party and (y) confirming that resolutions of the governing body of the Company Party authorizing and approving the execution, delivery and performance by the Company Party of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company Party’s jurisdiction of organization, stating that the Company Party is in good standing under the Applicable Laws of such jurisdiction; and (C) certifying that no Bankruptcy Event with respect to the Company Party and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing.

(ii)A certificate of a Responsible Officer of the Company Party certifying that (a) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Fourth Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Fourth Closing Date or such other date, as applicable, (b) that the Fundamental Representations are true and correct in all respects on and as of the Fourth Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company Party may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Fourth Closing Date and (c) that the Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents.”

10.Amendment to Exhibit C.  Exhibit C of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment.
11.Reimbursement of Attorneys’ Fees. The Company agrees to reimburse the Investor Representative for all reasonable and documented fees, charges and disbursements of Sidley Austin LLP, counsel to the Investor Representative, required in connection with this Amendment and incurred as of the Amendment Effective Date, provided such reimbursement shall not to exceed [***].
12.Representations and Warranties. To induce the Investor Representative to enter into this Amendment, each of the Company and each other member of the Company Group represents and warrants to the Investor Representative that, as of the date of this Amendment, (a) the execution, delivery and performance by each Company Party of this Amendment are within each such Company Party’s power and authority, and the execution, delivery and performance of this Amendment by each Company Party have been duly authorized by each Company Party, (b) the execution and delivery of this Amendment by each Company Party will not (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which any member of the Company Group or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which any member of the Company Group is a party or by which any member of the Company Group or any of their respective assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract or (D) any term or provision of any of the Organization Documents of any member of the Company Group, except in the case of clause (A) or (B) where any such event would not reasonably be expected to result in a Material Adverse Effect or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral (in each case other than Permitted Liens), (c) this Amendment has been duly executed and delivered by each Company Party and constitutes the legal, valid and binding obligation of each such Company Party, enforceable against each such Company Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy, (d) no Bankruptcy Event with respect to any member of the Company Group or any Special Termination Event, Change of Control, Default or  Event of Default has occurred and is continuing.
13.Effect on Agreement.  Upon the execution and delivery of this Amendment by the Parties, the Agreement shall be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.
14.Agreement in Effect.  Except as specifically provided for in this Amendment, the Agreement shall remain unmodified and in full force and effect.
15.Headings.  The headings of the Articles and Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

16.Other Miscellaneous Terms.  The provisions of Article XII of the Agreement (other than Section 12.6, Section 12.10 and Section 12.13 of the Agreement) shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
17.Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
18.Entire Agreement; Conflicts.  This Amendment, the Agreement and the other documents and instruments referred to herein and therein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.  In the event of any conflict between the terms and provisions of this Amendment and any Transaction Document, the terms and provisions of this Amendment shall control.
19.Reaffirmation by the Company Parties.  Each Company Party that is a party hereto hereby consents to the amendments of the Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Transaction Document to which such Company Party is a party is, and the obligations of such Company Party contained in the Agreement, this Amendment or in any other Transaction Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case, as amended by this Amendment.  For greater certainty and without limiting the foregoing, each Company Party hereby confirms that the security interests granted by such Company Party in favor of the Investor Representative and the Investor pursuant to the Transaction Documents in the Collateral described therein remain in full force and effect, are not released or reduced and shall continue to secure the Obligations and the Secured Obligations (as defined in the Security Agreement).

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Amendment Effective Date.

THE COMPANY: LIQUIDIA TECHNOLOGIES, INC. By: /s/ Roger Jeffs Name: Roger Jeffs Title: CEO

[Signature Page to Third Amendment to the Revenue Interest Financing Agreement]

INVESTOR REPRESENTATIVE: HEALTHCARE ROYALTY PARTNERS IV, L.P. By: HealthCare Royalty GP IV, LLC, its general partner By: /s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

[Signature Page to Third Amendment to the Revenue Interest Financing Agreement]

Acknowledged and Agreed,

LIQUIDIA CORPORATION

By: /s/Roger Jeffs
Name: Roger Jeffs
Title: CEO

LIQUIDIA PAH, LLC

By: /s/ Roger Jeffs
Name: Roger Jeffs

Title: CEO

[Signature Page to Third Amendment to the Revenue Interest Financing Agreement]

EXHIBIT A

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